Exhibit 3

POWER OF ATTORNEY

Shell Gas B.V., a company incorporated under the laws of the Netherlands, with its registered corporate seat in The Hague (Address: 30 Carel van Bylandtlaan, 2596 HR, The Hague, the Netherlands (“the Company”), hereby appoints:

Mr Bernard Bos

as its attorney (the “Attorney”) and hereby authorises the Attorney, to do, and limited to, the following acts and things in the name and on behalf of the Company:

1.	to sign any and all agreements and documentation necessary or desirable in connection with the execution of the sale of the Canadian Natural Resources Limited shares;

2.	execute any other deeds or documents in relation to the above and to do any act or thing that the Attorney may deem necessary or desirable to give legal effect to the above.

This Power of Attorney shall be automatically revoked if the Attorney ceases to be an employee of a company of the Shell Group.

This Power of Attorney shall be governed by and construed in accordance with the laws of the Netherlands and the Netherlands shall have exclusive jurisdiction as regards any claim dispute or matter arising out of this Power of Attorney.

This Power of Attorney shall remain in full force and effect until 31 December 2018.

The Hague, 30 November 2017

/s/ F.P.E. Mulock	/s/ I.A. Ros
F.P.E. Mulock	I.A. Ros
General Attorney	Director